Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Envista Holdings Corporation Omnibus Incentive Plan, Envista Holdings Corporation Deferred Compensation Plan, Envista Holdings Corporation Savings Plan and the Envista Holdings Corporation Union Savings Plan of our report dated May 20, 2019, with respect to the balance sheet of Envista Holdings Corporation, included in its Registration Statement (Form S-1 No. 333-232758) and related Prospectus, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
September 17, 2019